KPMG Peat Marwick LLP




August 13, 1996



Office of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

     We were previously principal accountants for Central Illinois Financial Co., Inc. (CIFCI) and, under the date of March 1, 1996, we reported on the consolidated financial statements of Central Illinois Financial Co., Inc. and subsidiaries as of and for the year ended December 31, 1995. We also reported on the combination of the consolidated financial statements as of December 31, 1994 and for the two years then ended, after restatement for the 1995 pooling of interests. We had
previously   reported   on  the  consolidated   financial   statements   of
BankIllinois Financial Co. and subsidiary as of December 31, 1994 and for the two years then ended, prior to their restatement for the 1995 pooling of interests. On July 30, 1996, our appointment as principal accountants was terminated. We have read CIFCI's statements included under Item 4 of its Form 8-K dated July 30, 1996, and we agree with such statements, except that:

     i. we are not in a position to agree or disagree with CIFCI's stated reason for changing principal accountants,

     ii. we are not in a position to agree or disagree with CIFCI's statement that the change was recommended and approved by the Audit Committee, and

     iii. we are not in a position to agree or disagree with the statement that McGladrey & Pullen, LLP was not consulted regarding either the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on CIFCI's consolidated financial statements.

Very truly yours,


/s/ KPMG Peat Marwick LLP